Exhibit 99.1

NEWS RELEASE

Date:	May 12, 2010
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Part Advisors, LLC
(817) 310-0051

Barrett Waller
Waller & Company Public Relations
(918) 587-1909

XETA Technologies Announces Agreement to Acquire Lorica Solutions

BROKEN ARROW, Okla., May 12, 2010 - XETA Technologies (NASDAQ: XETA), a national provider of converged communications solutions for the enterprise marketplace, today announced a definitive agreement to acquire Hotel Technology Solutions, Inc., dba Lorica Solutions (“Lorica”), a privately-held company headquartered in Buffalo, New York.

Lorica provides managed converged IP networks and High Speed Internet Access (HSIA) to more than 40,000 hotel rooms.  The company also provides proactive monitoring and support from a 24x7 network operations center and help desk. Lorica’s customers include many of the preeminent hospitality brands.

“The acquisition of Lorica and its proprietary technology, the Lorica Room Center, expands XETA’s addressable market with leading HSIA technologies and a turnkey converged network solution, both of which complement our existing voice and call accounting offerings,” said Greg Forrest, CEO of XETA.  “In the past we have successfully leveraged our reputation in the hospitality industry to bring new products to market.  With its proven technology, service, and value proposition, we are confident that we can significantly increase Lorica’s market presence.”

“This combination brings together Lorica’s leading technology and expertise in hospitality data networks and convergence with the resources, depth and scale of a large, established enterprise communications provider,” said Mark Holzberg, CEO of Lorica.

Subject to satisfactory completion of due diligence and other customary closing conditions, the transaction is targeted to close during XETA’s third fiscal quarter.

About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq:XETA) is available at www.xeta.com.

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About Lorica Solutions

Lorica Solutions (www.loricasolutions.com) is the leader in converged managed networks for the hospitality industry.  The Company’s Lorica Room Center (LRC) is a comprehensive solution addressing hardware, software, wiring, management and support for truly converged hotel IP based networks.  The LRC allows for significantly reduced costs while future proofing hotels and enhancing the guest experience.  In addition to providing hotels with the LRC, the company offers superior wired and wireless HSIA and total management, monitoring and help desk support through its state-of-the-art Network Operations Center located in New York State.

Lorica serves hotels ranging from five-star resorts to select service properties, including such brands as Marriott, Starwood, Hilton, Mandarin Oriental, Choice, Trump International, InterContinental, Radisson, and others. The company is headquartered in Buffalo, New York.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the anticipated results of the intended transaction. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates,” “will” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to:  the risk that various closing conditions for the transaction may not be satisfied or waived; and the integration of Lorica’s business into that of the Company and realization of anticipated synergies and growth opportunities from the transaction. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.